EXHIBIT 99.1

AT EPIX

Peyton Marshall, Chief Financial Officer

Angela Elrod, Investor Relations Manager

(617) 250-6012

FOR IMMEDIATE RELEASE

September 20, 2004

MARK LEUCHTENBERGER JOINS EPIX’S BOARD OF DIRECTORS

- Biotechnology Executive Adds Broad Pharmaceutical Operating Experience to Board -

CAMBRIDGE, MA, September 20, 2004 — EPIX Pharmaceuticals, Inc. (Nasdaq: EPIX), a developer of innovative pharmaceuticals for magnetic resonance imaging (MRI), today announced the election of Mark Leuchtenberger to its Board of Directors.  Mr. Leuchtenberger’s addition to EPIX’s Board brings the total number of Board members to six, including five independent outside Board members.  Mr. Leuchtenberger is the President and Chief Executive Officer of Therion Biologics Corp., a privately held pharmaceutical company which is developing therapeutic vaccines for cancer.  Prior to joining Therion in 2002, he served as Vice President, International at Biogen, which he joined in 1990 as Product Manager, and earlier served as Program Executive for Biogen’s commercial products Amevive® and Avonex®.  In the latter role, Mr. Leuchtenberger was responsible for managing the late-stage development, registration, marketing and North American launch of Avonex®.  During his tenure at Biogen, he held several senior positions, including Vice President of Sales, Marketing and Business Development where he oversaw Biogen’s global market, licensing and strategic partnership activities.  Prior to Biogen, he worked as a Senior Consultant for Bain & Co. specializing in healthcare.

 “I am very pleased to welcome Mark to EPIX’s Board of Directors,” said Michael D. Webb, Chief Executive Officer of EPIX.  “Mark has a successful track record in leading commercial pharmaceutical product launches and developing strategic partnerships.  We expect the breadth of his strategic sales, marketing and business development experience to be of great advantage to EPIX as we move forward and work towards FDA approval and the subsequent launch of our first drug, MS-325.”  Webb continued, “We are pleased with our progress in expanding the expertise and talent of our Board.”

EPIX Pharmaceuticals, Inc., based in Cambridge, MA, discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease.  The Company uses its proprietary Target Visualization Technology™ to create imaging pharmaceuticals targeted at the molecular level, enabling physicians to use Magnetic Resonance Imaging (MRI) to obtain detailed information about specific disease processes.  The Company’s lead product, MS-325, is the first imaging pharmaceutical specifically designed for Magnetic Resonance Angiography.  A New Drug Application (NDA) for MS-325 was accepted for filing by the FDA in February 2004.  Schering AG, Germany (NYSE: SHR, FSE: SCH), the market leader in MRI contrast agents, is the worldwide sales, marketing and development partner for MS-325.  Schering AG submitted MS-325 for marketing approval in the European Union and that application was accepted for filing in June 2004.  EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI.  To receive the latest EPIX news and other corporate developments, please visit the new EPIX website at www.epixpharma.com.

This news release contains forward-looking statements based on current expectations of the Company’s management. Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.